TEMPUR SEALY ISSUES 2023 CORPORATE SOCIAL VALUES REPORT

LEXINGTON, KY, January 9, 2023 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today issued its 2023 Corporate Social Values Report.

Tempur Sealy Chairman and CEO Scott Thompson said, “I am pleased to share our annual Corporate Social Values Report with our shareholders, our customers, our employees, and other interested stakeholders. While we had a number of successes in 2022, one that we are especially proud of is our steadfast commitment to protect and improve our communities and the environment. This iteration of our annual reporting reflects this commitment, as we share enhanced disclosures and report progress across a number of initiatives, including our goal to achieve carbon neutrality across our wholly owned global operations by 2040.”

The Company’s progress on its ESG initiatives in the trailing twelve months ended September 30, 2022 includes the following highlights:

Environment
•Improved the percent of waste diverted from landfills from our U.S. wholly owned manufacturing operations to 100% as of September 30, 2022, compared to 96% as of September 30, 2021
•Expanded our commitment to achieving zero landfill waste to include our corporate offices and our research and development facilities by 2025
•Achieved a 3% reduction in greenhouse gas emissions per unit produced at our wholly owned manufacturing and logistics operations compared to the prior year, furthering our progress towards our goal of achieving carbon neutrality by 2040
•Substantially aligned our sustainability reporting to the Task Force on Climate-Related Financial Disclosures (TCFD) framework
•Formalized our ESG processes and stances in a new Environmental Policy

Purpose
•Launched our new Sealy Naturals mattress collection made with sustainable and responsibly sourced materials.
•Continued to bring industry-leading innovation to market that provides consumers with higher quality sleep at a variety of price points
•Contributed over $1 million through the Tempur Sealy Foundation and donated more than 8,300 mattresses worth approximately $13.7 million

People
•Completed the implementation of a new global ERP system, which is expected to fortify our cybersecurity and drive long-term efficiencies across our global operations
•Increased the percentage of U.S. employee base that identifies as a minority from 47% to 49%, and increased percentage of U.S. employee base that identifies as female from 30% to 32%
•Increased the percentage of women on our Board of Directors from 33% to 43%
•Embedded ESG performance as a metric in executive leadership’s 2022 compensation program

To view the full 2023 Corporate Social Values Report and the new Environmental Policy, please refer to the Tempur Sealy Investor website, http://investor.tempursealy.com/.

Forward Looking Statements
This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "commitment," "plans," “intends,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding its sustainability initiatives. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

About Tempur Sealy International, Inc.
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.
Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our 650+ Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.
Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
Investor.relations@tempursealy.com